Exhibit 99.01

For Immediate Release

Cycle Country Accessories Announces New Equity Financing Agreement

Milford Iowa -- (June 11,2003) -- Cycle Country Accessories Corp (OTCBB CYCY) announced today it has received the net proceeds from a $2.0 million equity financing agreement with the Laurus Master Fund, Ltd. . The Laurus Master Fund, Ltd.is a private equity fund that specializes in providing financing to emerging small and mid capitalization companies.

David Grin, Manager of the Laurus Master Fund, Ltd. stated, "This funding should provide Cycle Country Accessories Corp with capital necessary to continue its strategic initiatives. Laurus
Funds believes in the strength of the management."

Ron Hickman, President and CEO of Cycle Country Accessories Corp, stated, "This agreement permits us to go forward in the near term with our desire for a national listing for the company. Further details on the terms of the transaction with Laurus are available in the Company's 8-K, filed today with the Securities and Exchange Comission.

About Cycle Country Accessories Corp:

Cycle Country, http://www.cyclecountry.com, with over 50% of the worldwide market in several product categories, is the industry leader in the design, engineering and manufacturing of custom-fitting accessories for the utility all-terrain vehicle (ATV).

Since 1981, Cycle Country has developed an extensive line of branded products of snowplows, lawnmowers, spreaders, sprayers, hitches and many other utility equipment items along with recreational accessories.

The Company's products custom fit virtually every brand of ATV on the market, which are distributed to essentially all ATV and motorcycle dealers in North America.

The Company has 19 international distributors that sell Cycle Country products in 35 countries throughout Asia, Europe, Central and South America. Additionally, Cycle Country dominates the golf car wheel cover market by manufacturing approximately 90% of all wheel covers sold to original equipment manufacturers worldwide. The Company sells high-performance premium oil filters for motorcycles and ATVs throughout the U.S. under the brand name Perf-form Products. They also manufacture heavy-duty garden equipment attachments for garden tractors, ATVs and other utility vehicles within the Lawn & Garden industry under their brand name Weekend Warrior. Cycle Country has "Preferred Manufacturing Vendor" status with John Deere and currently manufactures many equipment products for their utility vehicles.

For the latest SEC filings or past news releases, go to the company's website at http://www.cyclecountry.com and click on the Investor Relations heading. Please direct any financial questions to Scott Gibson at Heritage First Capital & Equity Research Group by calling 407.444.5959 or via e-mail to CYCY@heritagefirstcapital.com. Cycle Country Accessories Corp:
2188 Hwy. 86, Milford, Iowa 51351 - 800.841.2222.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should" and "could."

SOURCE: Cycle Country Accessories Corp.



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